CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 3 to Registration Statement No. 333-100833 of Morgan Stanley Allocator Fund
(the "Fund"), on Form N-1A of our report dated March 18, 2005, appearing in the
January 31, 2005 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information both of which are part of such Registration Statement, and to the references to us on the cover page of the Statement of Additional Information and under the captions
"Financial Highlights" in the Prospectus and "Custodian and Independent
Registered Public Accounting Firm" and "Financial Statements" in the Statement
of Additional Information.

Deloitte & Touche LLP
New York, New York
May 24, 2005